UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2022

AVISTA CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Washington	001-03701	91-0462470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1411 East Mission Avenue
Spokane, Washington		99202-2600
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 509 489-0500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AVA	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 8 - Other Events

Item 8.01 Other Events.

On June 28, 2022, Avista Corporation (Avista Corp. or the Company) and certain other parties to the Company's electric and natural gas general rate cases reached a settlement agreement that has been submitted to the Washington Utilities and Transportation Commission (WUTC or Commission) for its consideration. If approved, new rates would take effect in December 2022 and December 2023.

In addition to the Company, the parties to these rate cases include the Staff of the WUTC, the Public Counsel Unit of the Washington Attorney General’s Office (Public Counsel), the Alliance of Western Energy Consumers, the NW Energy Coalition, The Energy Project, and Sierra Club. All parties, except Public Counsel, agreed on the terms of settlement of all issues in the rate cases.

The settlement includes, among other things, agreement on electric and natural gas revenue requirement increases for both years of the multi-year rate plan. The recommendation to the Commission by the Staff of the WUTC or other parties to approve the multiparty settlement is not binding on the WUTC itself.

If approved, the settlement agreement is designed to increase annual electric revenues by $38.0 million (or 6.9 percent), effective in December 2022, and $12.5 million (or 2.1 percent), effective in December 2023. The agreement is also designed to increase annual natural gas revenues by $7.5 million (or 6.5 percent), effective in December 2022, and $1.5 million (or 1.2 percent), effective in December 2023.

To mitigate the overall impact of the revenue increases on customers, concurrent with the effective date of this rate case, the settling parties agreed to offset part of the 2022 base rate request with a residual tax customer credit (described in the 2021 Annual Report on Form 10-K). The estimated benefits of this credit, $27.6 million for electric customers and $12.5 million for natural gas customers, will be incrementally returned over a two-year period from December 2022 to December 2024.

The settlement agreement also addresses several other items, including modifications to the Company’s low-income rate assistance programs, implementation of an insurance expense balancing account to address the volatility of insurance costs, tracking of certain performance metrics, and changes to the Company’s natural gas line extension policies. In addition, the settlement includes a separate tracking mechanism and tariff that will be used for purposes of recovering existing and prospective Colstrip costs, but does not allow for cost recovery associated with the Dry Ash Disposal System project at the Colstrip Power Plant, resulting in a write-off in 2022 of $4.0 million.

The electric and natural gas requests are based on a proposed rate of return on rate base of 7.03 percent, but did not otherwise agree on an explicit return on equity, cost of debt, or capital structure. The Company's original request was for a 10.25 percent return on equity with a common equity ratio of 48.5 percent.

For base electric revenues, the Company originally requested an increase of $52.9 million (or 9.6 percent), effective in December 2022, and $17.1 million (or 2.8 percent), effective in December 2023. For base natural gas revenues, the Company originally requested an increase of $10.9 million (or 9.5 percent), effective in December 2022, and $2.2 million (or 1.7 percent), effective in December 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Avista Corporation
(Registrant)

Date:	June 30, 2022	By:	/s/ Mark T. Thies
Mark T. Thies Executive Vice President, Chief Financial Officer and Treasurer